Exhibit 10.5

Pilot EMR Agreement

This Pilot EMR Agreement (“Agreement”) is made and effective this 12th day of November 2010 by and between Diamond Technologies Inc. having its offices at 15 Allstate Parkway, Suite 600 Markham, ON L3R 284 (“Developer”) and NEXUS HEALTH MANAGEMENT INC., having its head office at 4 Robert Speck Parkway, 15th Floor, Mississauga, Ontario L4Z1S1, Canada and 5 Penn Plaza, 23 Floor, New York, NY 10001, United States of America (“Nexus”) (“Recipient”). .

Developer is the owner of a prototype product identified as Cyramed EMR Electronic Medical Record and billing system for Ontario supported by Diamond Technologies (the “Product”) which the parties desire to implement as a pilot project of Recipient. This will be referred to herein as a “Pilot Project”. The Product contains valuable, confidential, trade secret information owned by Developer. The Recipient desires to evaluate the Product for use in its business.

NOW, THEREFORE, in consideration of the promises set forth herein, the parties hereto agree as follows:

1. Arrangement.
Developer agrees to provide to Recipient the Product as a fully functional best-in-class electronic medical recording system and fully functioning billing system for Ontario, Canada, and Recipient accepts the Product, subject to the terms of this Agreement. Recipient agrees to test and evaluate the Product as provided herein, report to Developer with respect to the usefulness and functionality of the Product, and return the Product to Developer at the conclusion the Pilot Project, all pursuant to this Agreement. There will be no charges or service fees of any kind during the Pilot Project evaluation period for hardware or software save for internet access by the recipient. The software and hardware supplied by Developer and more specifically defined in “Schedule A” for this Pilot Project shall be the property of Developer until such time as Recipient pays for such software and hardware. Developer will provide all necessary resources on a timely basis to support the Pilot Project for the benefit of Recipient. Should Recipient decide to purchase the hardware and/or software at its sole discretion the Recipient will pay Developer for the software and hardware according to a mutually-agreed schedule of fees forthwith and execute a mutually agreeable master license agreement. Developer will set forth a specific schedule of proposed fees and attach it to this agreement. Alternatively, Recipient will return all equipment, hardware and software at the end of the Pilot Project period or before should the Pilot Project be unsatisfactory and at no cost to Recipient. It is agreed that at the end of the Pilot Project period Recipient or its assignee, PGR Health and Wellness Ltd., will receive no less than 10% (ten percent) residual payments as a product of the total charges received monthly by Developer for each successful installation of Developer's EMR software at any of Recipient's sites or its affiliated sites or sites that have been introduced to Developer by Recipient by way of personal meeting.

2. Non-Disclosure.
Recipient acknowledges and agrees that in providing the Product, Developer may disclose to Recipient certain confidential, proprietary trade secret information of Developer. Confidential Information may include, but is not limited to, the Product, computer programs, flowcharts, diagrams, manuals, schematics, development tools, specifications, design documents, marketing information, financial information and business plans (the “Confidential Information”). During this Agreement and for a period for 2 years thereafter, Recipient agrees that it will not,

INITIALS.	Developer	Recipient:

without the express prior written consent of Developer, disclose any Confidential Information or any part thereof to any third party, except to the extent that such Confidential Information
a)      is or becomes generally available to the public through no fault of Recipient;
b)      is rightfully received by Recipient from a third party without limitation as to its use; or
c)      is independently developed by Recipient.
At the termination of this Agreement, Recipient will:
1.	Return the Product including without limitation all hardware and software, and all Confidential Information, to Developer.
2.
Recipient also agrees that it shall not duplicate, translate, modify, copy, printout, disassemble, decompile or otherwise tamper with the Product or any firmware, circuit board or software provided therewith.

3. License.
Recipient acknowledges that Recipient shall have only a limited, nonexclusive, nontransferable license to use the Product for a period not to exceed Pilot Project period of a maximum of 90 days or any other period mutually agreed to in writing by both parties. Recipient acknowledges and agrees that it will not use the Product for any purpose that is illegal. Recipient also agrees that the product is a a “Beta Test” version only and is not error or bug free, Recipient agrees that it will use the Product carefully and will not use it in any way which might result in any loss of its or any third party's property or information.

4. Report.
Recipient shall report to Developer, as soon as practical, any perceived defect in the Product and, following the discovery of any material defect, shall terminate its use of the Product. At the conclusion of the Pilot Project, Recipient shall provide to Developer a brief evaluation of the Product, including both positive and negative aspects.

5. Termination.
Recipient may terminate this Agreement at any time prior to expiration of the Pilot Project by returning the Product including all hardware, software, Confidential Information and copies thereof, to Developer, along with its evaluation report. Developer may terminate this Agreement upon notice to Recipient, subject to Recipient's obligation to return the Product, hardware, software, Confidential Information and all copies thereof. The obligations of Recipient in Section 2 above shall survive the termination of this Agreement. If not earlier terminated, this Agreement of shall terminate automatically upon the end of the period set forth in Section 3 and following Recipient’s return of the Product and the Confidential Information. No penalties or services fees of any kind will be due or payable for termination within the Pilot Project period. The period may be extended to include the time needed for antifaction as required for government reimbursement.

6. Developer's Warranties.
Developer represents and warrants that it has the requisite right and legal authority to grant the license and provide the Product and the Confidential Information as contemplated by this Agreement.

7. Governing Law.
This Agreement is to be governed by, construed and enforced according to the laws of the province of Ontario.

8. No Assignment.
Recipient may not assign this Agreement without the prior written consent of Developer. This Agreement shall be binding upon and inure to the benefit of the parties and their respective administrators, successors and assigns.

INITIALS.	Developer	Recipient:

9. Headings.
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10. Final Agreement.
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

11. Arbitration.
The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the Canadian Commercial Arbitration Act, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in the city where Recipient's headquarters are located, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Pilot Project Agreement as of the date first above written.

RON REDDY	VINCE LEITAO
Ron Reddy	Vince Leitao
Managing Director	President
NEXUS Health Management Inc.,	Diamond Technologies Inc.,
4 Robert Speck Parkway, 15thFloor	15 Allstate Parkway, Suite 600
Mississauga, Ontario, L4Z1S1	Markham, Ontario, L3R 584
Canada	Canada

INITIALS.	Developer	Recipient:

SCHEDULE - A

PART NUMBER	DESCRIPTION	QTY
600426-005	Server	1
W1943TS-PF	Server monitor	1
VF097AT#ABA	Server Keyboard	1
910-001676	Server Mouse	1
UE902E	Server Warranty (24x7x4hour on-site)	1
KTH-PL313E/2G	Extra Memory	1
503296-B21	Extra Power Supply	1
507125-B21	146GB 6G SAS 10K rpm SFF (2.5-inch) H.D.	2
581286-B21	600GB 6G SAS 10K rpm SFF (2.5-inch) H.D.	5
EH919SB	Back-up Device	1
416096-B21	Back-up Connection	1
AF450S	UPS	1
AIR-AP1141N-A-K9	WIFI	5
CON-SNT-1141NA	WIFI Warranty (8x5xNBD)	5
L1975A#B1H	Scanner	1
U4939E	Scanner Warranty (8x5xNBD)	1
P73-04982	Windows Server License	1
228-09421	SQL License	1
20056161	Back-up Software	1
20056539	Back-up agent AD	1
20057927	Back-up agent SQL	1
LTX800G	Tapes	17
HJ3B2A3B3A3A2A	Tablet PC with AFFS+ Touch Display	2
907.100.03	Tablet Warranty (3YR Display Protection Plan)	2
308.051.01	J-Series FlexDock (US)	2
920-002825	Wireless Keyboard	2
910-001676	Wireless Mouse	2
R18-02729	Windows Cal	2
359-05353	SQL Cal	2
021-09707	MS Office	2
HJ3B2A3B3A3A2A	Tablet PC with AFFS+ Touch Display	1
907.100.03	Tablet Warranty (3YR Display Protection Plan)	1
308.051.01	J-Series FlexDock (US)	1
W1943TS-PF	19" LCD Monitor	1
920-002825	Wireless Keyboard	1
910-001676	Wireless Mouse	1
R18-02729	Windows Cal	1
359-05353	SQL Cal	1
021-09707	MS Office	1
BATTERY CHARGER	J-Series Battery Charger	1
508.201.01	J-Series Additional Battery	1
JE006A	HP V1910-24G 24 Port Switch	1
UW033E	Switch Warranty	1

INITIALS. Developer [signature] Recipient: [signature] TO Be deliver